News Release
Novelis Announces Results of Tender Offer for 3.250%
Senior Notes due November 2026

ATLANTA, August 15, 2025 — Novelis Inc. (the "Company") announced today the results of its indirect wholly-owned subsidiary, Novelis Corporation's (the "Issuer") previously announced cash tender offer for any and all of its 3.250% Senior Notes due November 2026 (the "Notes"), upon the terms and conditions included in the Offer to Purchase, dated August 11, 2025.
As of the expiration time of the tender offer, which was 5:00 pm., New York City time, on August 15, 2025 (the "Expiration Time"), the aggregate principal amount of the Notes that have been validly tendered and not validly withdrawn was $738,116,000, representing 98.4% of the $750,000,000 aggregate outstanding principal amount of the Notes, which amount includes $2,326,000 that remain subject to the applicable guaranteed delivery procedures. Holders who indicated by the Expiration Time that they will deliver their Notes through the guaranteed delivery procedures set forth in the Offer to Purchase must deliver their Notes by 5:00 p.m., New York City time, on August 19, 2025. The complete terms and conditions of the Tender Offer were set forth in the Offer to Purchase and the related notice of guaranteed delivery (the "Notice of Guaranteed Delivery").
Subject to the terms and conditions of the tender offer being satisfied or waived, holders who validly tendered and did not withdraw Notes prior to the Expiration Time will receive the "Tender Offer Consideration" equal to $997.50 per $1,000 principal amount of Notes. In addition to the Tender Offer Consideration, holders will receive accrued and unpaid interest on the Notes from the most recent payment of semi-annual interest for such Notes preceding the Settlement Date to, but not including, the Settlement Date. The Settlement Date is expected to be August 18, 2025. With respect to the Notes tendered and accepted for purchase, if any, pursuant to the guaranteed delivery procedures described in the Offer to Purchase, the holders of any such Notes will receive payment of the Tender Offer Consideration for such Notes, plus accrued and unpaid interest from the most recent payment of semi-annual interest for such Notes preceding the Settlement Date up to, but not including, the Settlement Date, on the settlement date for any Notes tendered pursuant to a Notice of Guaranteed Delivery, which is expected to be August 20, 2025. All accrued and unpaid interest on the Notes from the most recent payment of semi-annual interest for such Notes up to, but not including, the Settlement Date will cease to accrue on the Settlement Date for all Notes accepted for purchase pursuant to the Tender Offer, including those tendered pursuant to the Notice of Guaranteed Delivery.
The Company intends to redeem any Notes that are not purchased in the tender offer in accordance with the indenture governing the Notes as more fully described in the Offer to Purchase.
The Company has engaged BNP Paribas Securities Corp. to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact BNP Paribas Securities Corp. toll-free at (888) 210-4358 or collect at (212) 841-3059. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5071 (for noteholders) or by email at LegalTeamUS@equiniti.com.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase and Notice of Guaranteed Delivery that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about the offering of the Notes and the use of proceeds therefrom. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. Novelis does not intend, and Novelis disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com